ASSET PURCHASE AGREEMENT

                                      among

                           ELECTROPHARMACOLOGY, INC.,

                                       and

                           ADM TRONICS UNLIMITED, INC.

                                       and

                      AA NORTHVALE MEDICAL ASSOCIATES, INC.

                                      dated

                                  May 27, 1998

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is entered into this 27th day of May 1998, by and among Electropharmacology, Inc., a Delaware corporation ("Seller"), AA Northvale Medical Associates, Inc., a New Jersey corporation ("Purchaser") and ADM Tronics Unlimited, Inc., a Delaware corporation ("ADM").

                              W I T N E S S E T H:

         WHEREAS, Seller has been engaged, among other things, in the business of developing, manufacturing, selling and renting the SofPulse, as hereinafter defined; and

         WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to acquire from Seller certain of the assets associated with the development, manufacture, sale and rental of the SofPulse as specified herein, for the consideration and on the terms and conditions herein set forth.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                                     ARTICLE
                                        1
                               PLAN OF ACQUISITION

1.1 Assets to be Purchased. On the terms and subject to the conditions set forth herein, effective on the Closing Date (as defined below) Seller shall sell, assign, convey, transfer and deliver to Purchaser, its successors and assigns forever, and Purchaser shall purchase and acquire from Seller, the following assets, properties and certain rights of Seller used in the development, manufacture, sale and rental of the SofPulse (collectively, the "Assets"), free and clear of any and all liens, claims and encumbrances, other than Permitted Liens (as hereafter defined). As used herein, SofPulse shall mean the pulsed electromagnetic stimulation device designed, developed, manufactured and marketed by Seller under the name MRT-SofPulse or SofPulse and related models including electrical and mechanical design modifications that are deemed substantially equivalent for use in the label indication specified in the Section 510(k) premarket notification (the "Notification") attached hereto as Exhibit 1.1, pursuant to which Magnetic Resonance Therapeutics, Inc. (the predecessor of Seller) received clearance for commercial marketing of the MRT 100 SofPulse pulsed electromagnetic stimulation device from the United States Food and Drug Administration (the "FDA") in January 1991.

         The Assets shall consist of:

         (a) the trade names, logos and other trade designations, including, but not limited to, all rights to the names "SofPulse" and "MRT 100" or variants thereof as a corporate or trade name of Seller, and all applications therefor and registrations thereof or rights to apply for the same and all other statutory or common law rights Seller has or may have therein, all of which are described on Schedule 1.1(a) hereto;

         (b) the customer list and information relating to customers in Seller's possession pertaining to the SofPulse, including, but not limited to, names, addresses and ordering, billing, claims and other historical data relating to such customers;

         (c) the rights of Seller, by agreement or contract, with customers or any other persons pertaining to the SofPulse, all of which contracts and agreements are listed on Schedule 1.1(c) hereto;

         (d) all open orders from customers for the SofPulse and related work in progress that have not been completed on or before the Closing Date, as set forth on Schedule 1.1(d) hereto and the right to complete, bill and collect for the same;

         (e) two (2) prototype units of the SofPulse, one of which shall be the smart card unit and the other of which shall be the portable battery operated unit, together with drawings and schematics for both units;

         (f) all reasonably available financial, marketing and business data, business and marketing plans, marketing techniques, literature, materials, development plans, price lists and policies for the SofPulse, in Seller's possession, whether proprietary or not;

         (g) three hundred forty five (345) SofPulse Model 912 units as set forth on Schedule 1.1(g) hereto (the "Devices"), of which certain Devices are new and certain Devices are refurbished, as set forth on Schedule 1.1(g) and of which certain Devices are in the possession of Seller (the "Seller Devices") and certain Devices are in the possession of lessees, representatives or study and trial investigators, as set forth on Schedule 1.1(g), provided, however, that if through the use of diligent efforts Purchaser is not able to confirm the recoverability of any of the forty-nine (49) Devices under the control of study and trial investigators before the Closing Date, Seller shall replace such Devices with Devices currently in the possession of Seller and Seller shall retain all right, title and interest in the Devices with respect to which Purchaser could not confirm recoverability;

         (h) all parts and supply inventory owned by Seller relating to the SofPulse listed on Schedule 1.1(h) hereto (the "Parts");

         (i) insurance recoveries or rights of Seller to the same relating to damage to or loss of the Devices under any insurance policy effective on the Closing Date;

         (j) all permits, approvals, licenses and authorizations held by Seller relating to the manufacture and marketing of the SofPulse, to the extent they are transferable or assignable, all as listed and described on Schedule 1.1(j) hereto;

         (k) all reasonably available marketing materials, including but not limited to, trade show displays, masters, proofs, photos, computer files and artwork in Seller's possession relating to the SofPulse;

         (l) the instruments and equipment used for quality control, quality assurance and calibration activities of SofPulse owned by Seller as set forth on Schedule 1.1(l) hereto (the "Equipment");

         (m) except for the rights of Seller against the persons or entities listed on Schedule 1.1(m), all of Seller's rights with respect to enforcement of any and all noncompetition, nonsolicitation, confidential and proprietary information obligations between Seller and the employees or former employees of Seller not employed by Purchaser after the Closing (as defined below) with respect to the SofPulse to the extent relating to the label indication set forth in the Notification and all claims of Seller with respect thereto, to the extent assignable by Seller; provided, however, that Seller makes no representation or warranty as to the enforceability of Seller's rights; and

         (n)      inventory racks and quality control equipment racks (the
                  "Racks").

1.2 Purchaser's Freedom to Practice Under Seller's Patents and Seller's Technology and Know-how.So long as this Agreement is effective and Purchaser continues to meet its material obligations hereunder, from and after the Closing Date, Seller hereby grants Purchaser a royalty-free freedom, under Seller's Patents and Seller's Technology and Know-how, to exclusively manufacture and market, worldwide, SofPulse for the label indication specified in the Notification. Notwithstanding anything herein to the contrary, if Purchaser is not meeting its material obligations hereunder, Seller shall give Purchaser written notice of such fact and Purchaser shall have twenty (20) days in which to remedy such situation.

         "Seller's Patents" as used herein shall mean patents and patent applications listed on Schedule 1.2 attached hereto, continuations, continuations-in-part, divisions and reissues thereof.

         "Seller's Technology and Know-how" as used herein shall mean all reasonably available data, information, trade secrets, know-how, drawings, design specifications (electrical and mechanical designs and redesigns) and operating instructions and procedures owned by Seller related to SofPulse.

         Notwithstanding anything herein to the contrary, Seller expressly reserves the sole (except as contemplated by the proviso to this sentence) right to research, have researched, develop, have developed, manufacture, have manufactured, market and have marketed all products based on Seller's Patents and Seller's Technology and Know-how for use, throughout the world, other than for or in connection with the SofPulse for the label indication specified in the Notification; provided, however that if Seller pursues a premarket approval from the FDA for SofPulse using the current setting specifications set forth in the Notification, then Seller agrees to negotiate in good faith with Purchaser an agreement on commercially reasonable terms to share the costs and benefits of the approval and marketing SofPulse based on such premarket approval. Notwithstanding the foregoing, if Seller's research program leads to the identification of pulsed electromagnetic signals based on an understanding of the mechanism of action of such signals at the tissue, cell or molecular level, then Seller shall have no such obligation to Purchaser. Nothing contained in this paragraph shall detract from the rights granted to Purchaser's in the first paragraph of this Section 1.2, and any new innovations made by Purchaser independently of the use of Seller's Patents or Seller's Technology and Know-how shall be the sole property of Purchaser.

         If in the opinion of patent counsel acceptable both to Seller and to Purchaser, any of Seller's Patents as defined in this Agreement is infringed by a third party who manufactures and markets a product deemed substantially equivalent to SofPulse for the label indication in the Notification, then when requested to do so by Purchaser, Seller shall file an infringement action in a Federal Court against the third party to enjoin such infringement and to collect damages therefor. All legal and other expenses incurred in this action shall be borne by Purchaser and all damages recovered in this action shall be transferred to Purchaser.

1.3 Purchaser's Rights to Additional Information and Know-how of Seller. From and after the Closing Date, Seller further agrees to provide to Purchaser the following for use by Purchaser in the development, manufacture and marketing of SofPulse, to the extent in Seller's possession:

         (a) copies of all manuals and documents relating to manufacturing and operating procedures for the SofPulse including but not limited to GMP records, Schematics and sourced Bill of Materials;

         (b) copies of the supplier list for the SofPulse and all information and records relating to such suppliers, including, but not limited to, names, addresses and ordering, billing and other historical data relating to such suppliers;

         (c) copies of all FDA related documentation concerning SofPulse, including DMR, DHR, MDR, customer complaint files, FDA audit results and closing letters, any FDA communications or follow-up letters, any unredacted FDA filings and correspondence; and

         (d) copies of all accounting and other files and records of Seller principally relating to the SofPulse including, but not limited to, transactions consummated by Seller on or prior to the Closing Date.

1.4 Assets Not Purchased: Except for the Assets and the rights specifically set forth in Sections 1.2 and 1.3 above, Seller specifically does not agree to sell, assign or otherwise convey to Purchaser any other assets or properties, all of which other assets and properties shall remain the sole property of Seller, including without limitation, the following assets and properties:

         (a) furniture, fixtures and other assets used by Seller in the business of developing, manufacturing or marketing SofPulse;

         (b) accounts receivable of Seller accruing prior to the Closing Date, including open orders for sales of SofPulse (it being understood and agreed, however, that Purchaser has certain rights to accounts receivable accruing on and after the Effective Date, including those relating to sales and leases of SofPulse, as provided in Section 1.14); and

         (c)      SofPulse units other than those set forth on Schedule 1.1(g).

         Purchaser agrees to promptly endorse and remit to Seller any funds received by Purchaser from any of Seller's customers with respect to an invoice for any period ending on or prior to the Closing Date, except to the extent Purchaser is entitled to retain such funds pursuant to
         Section 1.14. Seller agrees to promptly endorse and remit to Purchaser any funds received by Seller from any of Seller's customers with respect to an invoice for any period subsequent to the Closing Date and, to the extent Purchaser is entitled thereto pursuant to Section 1.14, any funds received by Seller from any customer with respect to an invoice for any period subsequent to the Effective Date. Purchaser agrees that any such funds received by it from all such customers shall be recorded against the oldest unpaid invoices for such customer until all unpaid invoices through the Closing Date are cleared and such funds are received by Seller (to the extent provided herein), provided, however, that if a customer specifically denies any such invoice on documented grounds of denial of reimbursement by Medicare, Purchaser's obligations with respect to that invoice shall be void to the extent of such denial.

1.5 Consideration. In full consideration of the sale and transfer of the Assets as set forth in Section 1.1 and the rights granted pursuant to Sections 1.2 and 1.3, Purchaser shall:

         (a) deliver the following consideration to or at the direction of Seller (collectively, the "Purchase Price"):

                  (i) 1,400,000 shares (the "Fixed Shares") of the $.0005 par value common stock of ADM ("ADM Stock") plus a number of shares of ADM Stock (together with the Fixed Shares, the "Shares") equal to $650,000.00 divided by the average of the closing high bid and low ask price of ADM Stock as reported on the NASDAQ Small Cap Market for the five trading days immediately preceding the Effective Date, which Shares shall be registered in the name of Seller or Jones, Day, Reavis & Pogue ("JDRP"), with the actual number of Shares to be registered in each name to be designated by Seller to Purchaser not later than one
                           (1) day prior to the Closing Date; all of which Shares shall be delivered to Seller and JDRP as provided in Section 1.10; and

                  (ii) two cash payments, each in the amount of $75,000, the first such payment to be made on the Effective Date and the second such payment to be made thirty (30) days after the Effective Date (each a "Cash Payment"), provided however that the payment owed by Seller in the amount of $15,000 in expenses incurred in connection with the preparation of the Registration Statement pursuant to Article 11.4(a) may be withheld by Purchaser from the second Cash Payment (any excess withholding to be refunded to Seller); and

                  (iii) a warrant (the "Warrant"), registered in the name of Seller, in the form attached hereto as Exhibit 1.5(a)(iii), which Warrant shall be delivered to Seller as provided in Section 1.10; and

         (b) as of the Closing Date, assume and perform, satisfy and discharge all obligations of Seller pursuant to the agreements set forth on Schedule 1.5(b) and perform and fulfill all regulatory (including FDA) obligations associated with the development, manufacture, marketing and use of the SofPulse, in all cases as and when the same shall be required to be performed, satisfied, discharged or fulfilled, as the case may be (the "Assumed Liabilities"), it being understood that between the Effective Date and the Closing Date, Purchaser shall perform, satisfy, discharge and fulfill the Assumed Liabilities pursuant to Section 1.14; provided, however, that Seller shall remain solely responsible to remedy the matters set forth in the letters from the FDA to Seller dated January 14, 1998 and May 12, 1998 (the "FDA Letters").

1.6 Registration of Shares, Limitations on Sale of Shares, Repurchase of Shares and Voting of Shares.

         (a) The Shares and the shares of ADM Stock to be issued pursuant to the Warrant, if any (the "Warrant Shares") shall be registered under the Securities Act of 1933 as amended (the "Securities Act") and under applicable state securities laws in accordance with the provisions of Section 11 of this Agreement.

         (b)      Seller agrees that it shall not sell any Shares until sixty
                  (60) days following the Closing Date and JDRP agrees that it shall not sell or otherwise dispose of any Shares until thirty
                  (30) days following the Closing Date. Seller and JDRP each further agrees that for the ninety (90) day period commencing thirty-one (31) days after the Closing Date and terminating one hundred twenty (120) days after the Closing Date, in any calendar month, collectively, they will not sell or otherwise dispose of a number of Shares in excess of five percent (5%) of the average reported trading volume of ADM Stock during the immediately preceding calendar month (such limitation not being cumulative) and during the period commencing on the one hundred twenty first (121st) day after the Closing Date and terminating on the first anniversary of the Closing Date, in any calendar month, collectively, they will not sell or otherwise dispose of a number of Shares in excess of ten percent (10%) of the average reported trading volume of ADM Stock during the immediately preceding calendar month (such limitation not being cumulative). Furthermore, until the first anniversary of the Closing Date, Seller and JDRP each agrees that prior to making any sale of any Shares, it shall give verbal notice to ADM and ADM shall have until 5:00 pm on the business day following receipt of such notice to give verbal notice to Seller or JDRP, as applicable, that it will purchase all, but not less than all of the Shares with respect to which notice was given, at a price equal to the Fair Market Value (as defined in the Warrant) of ADM Stock, with the determination of Fair Market Value being made as of the date Seller or JDRP, as the case may be, gives such notice. If ADM elects to purchase Shares as provided in clause (ii) of the proviso to the immediately preceding sentence, the closing of such purchase and sale shall take place within three (3) business days following the date ADM gives such notice. If ADM fails to timely give notice that it will purchase the Shares subject to Seller's or JDRP's notice, as applicable, or if ADM fails to timely close such purchase and sale, Seller or JDRP, as applicable, shall be free to sell the Shares subject to its notice without again offering such Shares to ADM. All notices pursuant to this Section 1.6(b) shall be irrevocable. Notwithstanding anything in this Section 1.6(b) to the contrary, the restrictions and limitations set forth in this
                  Section 1.6(b), including the obligation to first offer Shares to ADM, shall not apply to Shares transferred pursuant to a Change of Control or a Change of Control Offer, where a Change of Control means any merger, consolidation, share exchange or other extraordinary business combination concerning ADM and a Change of Control Offer means any bona fide offer by any person or group to acquire more than ten percent (10%) of the outstanding shares of ADM Stock at a price not less than the price of ADM Stock on the day such Change of Control Offer is made, determined as set forth in Section 1.6(d).

         (c) Seller agrees that for a one (1) year period commencing on the date the Warrant Shares are issued to Seller, in any calendar month Seller will not sell or otherwise dispose of a number of Warrant Shares in excess of ten percent (10%) of the average reported trading volume of ADM Stock during the immediately preceding calendar month (such limitation not being cumulative).

         (d) If the Shares have not been registered under the Securities Act and under applicable state securities laws by the sixtieth
                  (60th) day following the Closing Date, then on such sixtieth
                  (60th) day and on each thirty (30) day anniversary thereof until the Shares are registered under the Securities Act and under applicable state securities laws (each such day being a "Purchase Date", provided that if any such day is not a business day the next following business day shall be the Purchase Date), if requested by JDRP by verbal notice to ADM on the business day immediately preceding such Purchase Date, ADM will purchase from JDRP for a purchase price of Twenty Thousand Dollars ($20,000) a number of Shares equal to Twenty Thousand (20,000) divided by (a) if the ADM Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on NASDAQ, the last reported sale price of ADM Stock on such exchange or system on the business day immediately prior to the Purchase Date or if no such sale is made on such day, the average of the closing high bid and low asked prices for such day on such exchange or system, (b) if the ADM Stock is not so listed or admitted to unlisted trading privileges but bid and asked prices are reported by the National Quotation Bureau, Inc. (the "Bureau"), the average of the last reported high bid and low asked prices reported by the Bureau on the business day immediately prior to the Purchase Date, or (c) if the ADM Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the book value of a share of ADM Stock as at the end of the fiscal quarter of ADM ending immediately prior to the Purchase Date. ADM's obligation pursuant to this Section 1.6(d) shall be limited to the purchase of an aggregate of $60,000 worth of Shares if such registration has not occurred due to circumstances not reasonably within the control of ADM.

         (e) Seller and JDRP each agrees to permit the Chief Executive Officer of ADM to vote the Shares owned by it pursuant to a Voting Trust Agreement in form and content satisfactory to counsel to Seller, JDRP and ADM, each acting reasonably.

1.7 Liabilities Not Assumed. Except for the Assumed Liabilities, Purchaser specifically does not assume or agree to pay or discharge any debts, liabilities or obligations of Seller, all of which shall be retained by Seller (the "Retained Liabilities").

1.8 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets in a manner determined by Purchaser in its reasonable discretion.

1.9 Effective Date and Closing Date. The Effective Date of this Agreement shall be the date this Agreement is executed by all parties. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as of the close of business, Pompano Beach, Florida time, at the offices of Seller at 2301 NW 33rd Court, Suite 102, Pompano Beach, Florida 33069 not more than ten days after all of the conditions to Closing set forth in Article 6 are satisfied or waived (the date on which the Closing takes place being the "Closing Date") or at such other time and place as the parties hereto shall agree. If the Closing Date has not occurred on or before September 30, 1998, each party shall have the right to terminate this Agreement as provided in Article 8.

1.10 Execution and Delivery of Closing Documents. At the Closing, (i) Seller will deliver to Purchaser such assignments, consents to assignments and good and sufficient instruments of transfer and conveyance as shall be necessary to transfer, assign and convey to, and to vest in, Purchaser good
                                        7
         and merchantable title to the Assets, free and clear of all liens, claims and encumbrances other than Permitted Liens and such lists and descriptions of the Assets and such other documents as Purchaser may reasonably request and (ii) Purchaser will deliver to Seller and/or JDRP, as the case may be, (a) the Shares registered as provided in
         Section 1.5(a)(i) and (b) the Warrant registered in the name of Seller and (c) an Assumption Agreement in the form of Schedule 1.10(ii)(c). At the Closing, each party also will execute and deliver such other appropriate and customary documents as any other party reasonably may request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing will be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.11 Covenant to Defend Title. Effective as of the Closing Date, Seller hereby binds itself, and its successors and assigns, except with respect to Permitted Liens, at Seller's sole cost and expense, to warrant and defend title to the Assets unto Purchaser, and its successors and assigns against every person whomsoever lawfully claiming the same or any part thereof.

1.12 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as either party may reasonably deem to be practical and necessary or advisable in order to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser the ownership of and rights to the Assets and the other rights granted hereunder as they existed immediately prior to the Closing and to vest more fully in Seller or JDRP, as applicable, the ownership of and rights to the Shares and the Warrant, and, if and when they are issued, the Warrant Shares.

1.13 Option for Additional SofPulse Devices. For a period of 18 months after the Closing Date, if Purchaser elects to manufacture or acquire additional SofPulse Model 912 units (or variations thereof), then Purchaser agrees to notify Seller of the number of such units that it desires to manufacture or acquire and Seller shall have the option, for a period of thirty (30) days, to sell to Purchaser such units at a price of $3,400 per unit for refurbished units and $4,500 per unit for new units; provided that Seller's option hereunder shall be limited to 80 refurbished SofPulse Model 912 units and 45 new SofPulse Model 912 units. If Seller is unable to or elects not to sell such units to Purchaser, then Purchaser will have no further obligation or option to purchase such units from Seller. This Section 1.13 shall not prevent Purchaser from setting up a manufacturing operation provided that it does not sell or lease any such units manufactured by it until and unless it has complied with this Section 1.13.

1.14 Interim Operation of Business. During the period between the Effective Date and the Closing Date, Purchaser shall manage and operate Seller's business concerning the Assets (the "Business"), including, without limitation, performing, satisfying and discharging all obligations of Seller pursuant to the agreements set forth on Schedule 1.5(b) and perform and fulfill all regulatory (including FDA other than the matters set forth in the FDA Letters) obligations associated with the development, manufacture, marketing and use of the SofPulse, in all cases as and when the same shall be required to be performed, satisfied, discharged or fulfilled, as the case may be. To enable Purchaser to manage and operate the Business, promptly after the Effective Date, Seller shall deliver to Purchaser (at the sole cost and expense of Seller) the Seller Devices, the Parts, the Equipment, the Racks and such other of the Assets as are necessary to manage and operate the Business. In consideration of such management and operation of the Business by Purchaser, Purchaser shall be entitled to retain all rental and sales revenues generated by the Assets with respect to the period commencing on the Effective Date and terminating on the Closing Date or such earlier date as is provided in the following sentence ("Revenues"). If this Agreement is terminated pursuant to Article 8,
         (i) Purchaser's right to manage and operate the Business shall terminate concurrently with the termination of this Agreement, (ii) Purchaser shall deliver to Seller any of the Assets still in its possession or subject to its control that had been delivered to Purchaser, (iii) Purchaser shall deliver to Seller the excess of Revenues over Purchaser's out-of-pocket expenses actually incurred in operating the Business (and shall promptly deliver to Seller any Revenues subsequently received by Purchaser), and (iv) Seller shall deliver to Purchaser any Cash Payments paid to Seller by Purchaser; provided, however, that if such termination is pursuant to Section 8.2 and is due to the nonsatisfaction of the conditions set forth in
         Section 6.2(a), (d) or (e). Purchaser shall be entitled to retain all Revenues received by Purchaser with respect to its operation of the Business during the period from the Effective Date through such termination date. Notwithstanding anything herein to the contrary, Purchaser shall be entitled to set off against its obligation to deliver any Assets or monies to Seller any Cash Payment not delivered to Purchaser as required by the immediately preceding sentence.


                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2 Power and Authority. Seller has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business relating to the Assets as currently being conducted.

2.3 Authorization and Validity. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed or required to be executed by it in connection with this Agreement. This Agreement and the other documents executed or required to be executed by Seller in connection with this Agreement have been or will be duly authorized by all necessary corporate action; provided that Seller needs to receive shareholder approval to the transactions contemplated by this Agreement.

2.4 Binding Effect. This Agreement and the other documents executed or required to be executed by Seller in connection with this Agreement have been or will have been duly executed and delivered by Seller and are or will be, when executed and delivered, the legal, valid and binding obligations of Seller enforceable in accordance with their terms except to the extent that:

         (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

         (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

         (c) rights to indemnification may be limited by considerations of public policy.

2.5 No Violation. Neither the execution and performance of this Agreement or the agreements described herein nor the consummation of the transactions described herein or therein will:

         (a) result in a violation or breach of (i) the certificate of incorporation or by-laws of Seller; or (ii) subject to obtaining the consents referred to in Schedule 2.8 hereto, any material agreement or other material instrument under which Seller is bound or to which any of the Assets are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets other than Permitted Liens, or

         (b) violate, in any material respect, any applicable law or regulation or any judgment or order of any court or governmental agency.

         Seller has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities all necessary statements, applications, notices, reports and any other filings with respect to Seller's business, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Assets or the intended use thereof by Purchaser.

2.6 Permits and Licenses; Compliance. Seller possesses all necessary governmental licenses, franchises, permits, approvals, authorizations, and rights, whether federal, state, local or foreign, that are necessary for Seller to engage in the manufacture and marketing of the SofPulse Model 912 units and that, if not possessed, could reasonably be expected to have a material adverse effect on the Assets or the intended use thereof by Purchaser. Seller is in compliance with all such governmental licenses, franchises, permits, approvals, authorizations, or rights, and all federal, state or local laws or regulations applicable to the Assets except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on the Assets or the intended use thereof by Purchaser.

2.7 Title to Assets. Seller owns the Assets free and clear of all liens, claims and encumbrances except as contemplated by this Agreement and except for the following:

         (a) liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of its default, provided that the aggregate of such liens shall not exceed Ten Thousand dollars ($10,000);

         (b) such liens and minor imperfections of title as do not in any material respect detract from the value thereof and do not interfere with the present use of the properties subject thereto; and

         (c) the liens described on Schedule 2.7 hereto, which liens will be discharged (or Purchaser will be provided with releases of such liens) on or before the Closing Date.

         Upon consummation of the transactions contemplated hereby, Purchaser shall receive good and valid title to the Assets, free and clear of all liens, claims and encumbrances other than those set forth in Section 2.7(a) and (b) (the "Permitted Liens").

2.8 Consents. Except as set forth on Schedule 2.8 hereto, no authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements or transactions contemplated hereby on the part of Seller.

2.9 Absence of Certain Changes. Except as set forth on Schedule 2.9, since April 15, 1998, Seller has not, with respect to the Assets:

         (a)      suffered any material adverse change in the Assets;

         (b) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance the Assets other than Permitted Liens;

         (c) suffered any damage or destruction to or loss of the Assets (whether or not covered by insurance) that could reasonably be expected to or does materially and adversely affect the Assets;

         (d) acquired or disposed of the Assets, other than in the ordinary course of business;

         (e) written up or written down the carrying value of the Assets in any material amounts;

         (f) waived any material rights or forgiven any material claims with respect to the Assets;

         (g) lost or terminated any customers (or had any customer fail to renew its relationship with Seller) that could reasonably be expected to materially and adversely affect the Assets or the Business; or

         (h) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions described herein or therein, or that could reasonably be expected to have, or has had, a material adverse effect on the Assets.

2.10 Litigation. Except as set forth on Schedule 2.10 hereto, no legal or administrative or other adversary proceeding or investigation is currently pending against Seller and, to the best knowledge of Seller, none is threatened or contemplated by any governmental agency or other third party with respect to the Assets. Seller is not subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Assets or which would affect the obligations of Seller or the rights of Purchaser hereunder. Seller has not received any notice from a customer for any claim that could be made by such customer based upon inadequate or negligent services, defective products, or improper performance of or other breach of any contract with such customer by Seller.

2.11 Condition of Assets. The Devices and Parts are in good working condition and (except for ordinary wear and tear) repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known defects therein.

2.12 Contracts. The agreements set forth on Schedule 1.1(c) are a complete and accurate listings of all agreements of the character referred to in
         Section 1.1(c) and include all amendments and modifications of the agreements so listed. All such agreements are in full force and effect and are valid, binding, subsisting and enforceable. No material defaults exist under any of such agreements, and there is no existing breach, violation, default, event of default, or event or act by Seller that, with or without the giving of notice, lapse of time, or the occurrence of any other event, would constitute a material default by Seller under any such agreement.

2.13 Patents, Trademarks and Copyrights. Seller owns or is licensed to use all patents, trademarks, and copyrights, if any, necessary to manufacture and market the SofPulse without conflict with the rights of others and following the Closing, Purchaser shall be entitled to use all such patents, trademarks and copyrights as are necessary to manufacture and market the SofPulse for its label indication as set forth in the Notification, it being understood that between the Effective Date and the Closing Date, Purchaser shall be entitled to use such patents, trademarks and copyrights in its operation of the Business pursuant to Section 1.14. Schedule 1.2 contains a true and correct description of the following:

         (a) all trademarks, trade names, service marks, and other trade designations, common law rights, registrations, and applications for registration, and all patents, copyrights, and applications currently owned, in whole or in part, by Seller and used in the manufacture and marketing of the SofPulse, and all licenses, royalties, assignments, and other similar agreements relating to the foregoing to which Seller is a party; and

         (b) all material agreements relating to technology, know-how or processes that Seller is licensed or authorized to use by others and used in the manufacture and marketing of the SofPulse.

2.14 Finder's Fee. Seller has not incurred any obligation for any finder's, broker's, or agent's fee in connection with this Agreement or the transactions contemplated hereby.

2.15 Affiliated Party Transactions. Neither any of Seller's affiliates, associates, employees nor consultants has entered into any transactions, arrangements, agreements, oral or written, with Seller relating to SofPulse or the Assets.

2.16 Environmental and Other Matters. Seller has manufactured and marketed the SofPulse with valid permits, licenses, authorizations, certificates, consents, exemptions and approvals (collectively, "Permits") required under any applicable law, rule or regulation relating to or addressing the environment, health, safety or hazardous materials (collectively, "Environmental Law"), including Permits necessary for the ownership of the Assets or the operation of Seller's business. There are no unresolved past or pending or to Seller's knowledge, threatened claims under any Environmental Law against Seller with respect to the Assets, nor to Seller's knowledge are there any circumstances that may form a basis of any such claim.

2.17 Full Disclosure. There are no facts pertaining to Seller or the business of Seller that are reasonably likely to have a material adverse effect on the Assets that have not been disclosed in this Agreement or the attached Schedules. No representation or warranty of Seller in this Agreement, any attached Schedule, any certificate furnished or to be furnished by Seller to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

2.18 Liens on Assets. Seller represents that there are no liens held by any party on the Assets except as set forth in Section 2.7.

2.19 FDA Matters. Set forth on Schedule 2.19 is a list of all complaints received since January 1, 1997 by Seller from customers and others with respect to the SofPulse. Seller has notified the FDA of such complaints to the extent required by applicable law.

2.20 Customers. Set forth on Schedule 2.20 is a list of all customers that currently are more than sixty (60) days delinquent, from the date of billing, in their payments to Seller.

2.21 Disclaimer. Notwithstanding anything in this Agreement or elsewhere to the contrary, Seller does not warrant that Purchaser will be successful, either in a business or a technical sense (for example, the design of products, materials or processes used in manufacture or in the sales and marketing methods used by Seller), as a result of purchasing the Assets or exercising the rights granted by Seller to Purchaser hereunder. In addition, Seller makes no representation or warranty that any design, drawing, computer software, documentation, materials used, equipment used or processes used or adapted for the development or manufacture of the Assets or the use thereof by Purchaser is sufficient or is fit for a particular purpose and Seller makes no representation or warranty that Purchaser should rely on such design, drawings, materials, documentation, equipment or process. Seller makes no representation or warranty that Purchaser can or should continue to conduct the business of manufacturing and marketing of SofPulse in the same manner as it was conducted by Seller. Seller has advised Purchaser that there are many competing and overlapping patents, proprietary rights and trade secret claims in this area of business, and that Purchaser shall rely on its own independent evaluation of the patents, proprietary rights and trade secrets in the conduct of its business.

         Purchaser acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation and due diligence and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the foregoing sentence, Purchaser acknowledges that Purchaser has (a) received and reviewed the information regarding the Assets and the business of manufacturing and marketing of SofPulse, (b) reviewed the past adverse events relating to the business of manufacturing and marketing SofPulse disclosed on Schedule 2.21, and
         (c) has had an opportunity to ask questions regarding SofPulse, Seller's Patents and Seller's Technology and Know-how. All of the representations and warranties of Seller under this Agreement are reduced to writing and contained in this Agreement and in the Schedules attached hereto. Without diminishing the scope of the express written representations, warranties and covenants of Seller in this Agreement (including, without limitation the covenant made by Seller in Section 4.5) and without affecting or impairing its right to rely thereon, Purchaser acknowledges that Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS AND SELLER'S PATENTS AND SELLER'S TECHNOLOGY AND KNOW-HOW (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF

         MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

2.22 Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement, upon reasonable notice, Seller shall and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access to the facilities, books and records of Seller and to those officers, directors, employees, managers, members, agents, accountants and counsel of Seller who have any knowledge relating to, and to the books and records of Seller relating to, the Assets and (ii) furnish to such representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties and good will of the Assets (or legible copies thereof) as Purchaser or such representatives may from time to time reasonably request.

2.23 Financial Information. Seller has heretofore delivered to Seller true and correct copies of all forms, statements and documents filed by Seller with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "Seller SEC Documents"). As of their respective dates, the Seller SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the Seller SEC Documents are true, complete and correct in all material respects and were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the financial position of Seller as of the dates and for the periods indicated.

2.24     Investment Representations and Warranties.

         (a) The Shares being acquired by Seller, the Warrant and the shares to be issued pursuant to the Warrant, if any (the "Warrant Shares") are being acquired by Seller for its own account and not with a view to or for sale or other disposition in connection with any distribution of all of such Shares, the Warrant or the Warrant Shares, or any part thereof, in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of Seller at all times to sell or otherwise dispose of all or any part of such Shares, the Warrant and the Warrant Shares under an effective registration statement under the Act or under an exemption from such registration available under the Securities Act.

         (b) Seller represents that it is capable of evaluating the merits and risks of an investment in such Shares, the Warrant and the Warrant Shares and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the investment in ADM and the suitability of such Shares, the Warrant and the Warrant Shares as an investment and can bear the economic risk of an investment in such Shares, the Warrant and the Warrant Shares. No guarantees have been made or can be made with respect to the future value, if any, of such Shares, the Warrant, or the Warrant Shares or the profitability or success of the business of ADM.

         (c) Seller understands that such Shares, the Warrant and the Warrant Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that such

                  Shares, the Warrant and the Warrant Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations such Shares, the Warrant and the Warrant Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of ADM (or a notation may be made in the appropriate records of ADM) in connection with such Shares, the Warrant and the Warrant Shares, but only to the extent customary for securities which are "restricted securities."


                                   ARTICLE 2A
                     REPRESENTATIONS AND WARRANTIES OF JDRP

JDRP represents and warrants to ADM as follows:

         (a) The Shares being acquired by JDRP are being acquired by JDRP for its own account and not with a view to or for sale or other disposition in connection with any distribution of all of such Shares, or any part thereof, in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of JDRP at all times to sell or otherwise dispose of all or any part of such Shares under an effective registration statement under the Act or under an exemption from such registration available under the Securities Act.

         (b) JDRP represents that it is capable of evaluating the merits and risks of an investment in such Shares and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the investment in ADM and the suitability of such Shares as an investment and can bear the economic risk of an investment in such Shares. No guarantees have been made or can be made with respect to the future value, if any, of such Shares or the profitability or success of the business of ADM.

         (c) JDRP understands that such Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that such Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations such Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, JDRP represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of ADM (or a notation may be made in the appropriate records of ADM) in connection with such Shares, but only to the extent customary for securities which are "restricted securities."


                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and ADM, jointly and severally, represent and warrant to Seller as follows:

3.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. ADM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Power and Authority. Purchaser and ADM each has the corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as currently being conducted and ADM has the corporate power and authority to issue the Shares, the Warrant and the Warrant Shares as provided in Section 1.5.

3.3 Authority and Validity. Purchaser and ADM each has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the other documents executed or required to be executed by it in connection with this Agreement, and this Agreement and the other documents executed or required to be executed by Purchaser and/or ADM in connection with this Agreement have been duly authorized by all necessary corporate action of Purchaser or ADM, as the case may be.

3.4 Binding Effect. This Agreement and the other documents executed or required to be executed by Purchaser and/or ADM in connection with this Agreement have been or will have been duly authorized, executed and delivered by Purchaser or ADM, as the case may be, and are or will be, when executed and delivered, the legal, valid and binding obligations of Purchaser or ADM, as the case may be, enforceable in accordance with their terms except to the extent that:

         (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

         (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

         (c) rights to indemnification may be limited by considerations of public policy.

3.5 No Violation. Neither the execution and performance of this Agreement or the agreements described herein nor the consummation of the transactions described herein or therein will:

         (a) result in a violation or breach of (i) the respective certificate of incorporation or by-laws of Purchaser or ADM or
                  (ii) subject to obtaining the consents referred to on Schedule
                  3.6 hereto, any material agreement or other material instrument under which Purchaser or ADM is bound or to which any of the assets of Purchaser or ADM are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Purchaser or ADM; or

         (b) violate, in any material respect, any applicable law or regulation or any judgment or order of any court or governmental agency.

         Purchaser and ADM each has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities all necessary statements, applications, notices, reports and any other filings with respect to Purchaser's and ADM's business, as applicable, except where the failure to do so would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties or prospects of Purchaser or ADM, as the case may be.

3.6 Consents. Except as set forth on Schedule 3.6 hereto, no authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements or transactions contemplated hereby on the part of Purchaser or ADM.

3.7 Finder's Fee. Neither Purchaser nor ADM has incurred any obligation on behalf of itself or Seller for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby, except to Robert Rohinsky, which fee Purchaser and ADM agree they shall pay in accordance with its terms.

3.8 ADM's Stock and Securities Compliance. Since January 1, 1997, ADM has timely filed all required forms, statements and documents with the SEC, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. ADM has heretofore delivered to Seller true and correct copies of all such forms, statements and documents filed by ADM with the SEC since January 1, 1997 (the "ADM SEC Documents"). As of their respective dates, the ADM SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the ADM SEC Documents are true, complete and correct in all material respects and were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the financial position of ADM as of the dates and for the periods indicated. Since the date that the last ADM SEC Document filed with the SEC was filed with the SEC, no event or condition has occurred that (i) may reasonably be expected to result in a material adverse effect on the condition (financial or otherwise) of ADM or on its assets, properties or prospects or (ii) requires the filing by ADM of any form, statement or document with the SEC. Since the date of the last financial statement included in the ADM SEC Document, ADM has not incurred any material liabilities other than liabilities incurred in the ordinary and usual course of business consistent with past practice. Seller and JDRP each acknowledge having received copies of correspondence from NASDAQ regarding the possible delisting of ADM Stock and also acknowledge being informed that ADM might effect a reverse split, and that either of such matters could have an adverse effect on ADM Stock.

         The capitalization of ADM is as set forth on Schedule 3.8. Except as described on Schedule 3.8, there is not outstanding any security, right, subscription, warrant, option, stock appreciation right or other agreement or other security that is convertible into, exercisable for, or entitles the holder to purchase or acquire any capital stock from ADM. The Shares, the Warrant and the Warrant Shares have been duly and validly authorized. The Shares and the Warrants when issued as provided herein, will have been duly and validly issued and registered in the name of Seller or JDRP, as applicable. The Shares and the Warrant, when issued as provided herein, shall be fully paid and nonassessable. The issuance of the Shares and the Warrant shall comply in all respects with all requirements under the Securities Act (subject to the accuracy of the representations and warranties made by Seller and JDRP in Section 2.24 and Article 2A, respectively) and with all requirements of the NASDAQ. The Warrant Shares have been duly and validly reserved for issuance and when issued as provided herein and paid for as provided in the Warrant, shall be duly and validly issued and registered in the name of Seller, shall be fully paid and nonassessable, and shall comply in all respects with all applicable requirements of the Securities Act (subject to the accuracy of the representations and warranties made by Seller and JDRP in
         Section 2.24 and Article 2A, respectively) and with all applicable requirements of NASDAQ.

3.9 Permits and Licenses; Compliance. Purchaser and ADM each possesses all necessary governmental licenses, franchises, permits, approvals, authorizations, and rights, whether federal, state, local or foreign, that are necessary for Purchaser and ADM, as applicable, to engage in its respective business and that, if not possessed, could reasonably be expected to have a material adverse effect on the condition of Purchaser or ADM (financial or otherwise) or on its respective assets, properties or prospects. Purchaser and ADM each is in compliance with all such governmental licenses, franchises, permits, approvals, authorizations, or rights, and all federal, state or local laws or regulations applicable to its respective business except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the condition of Purchaser or ADM (financial or otherwise) or on its respective assets, properties or prospects.

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10, since December 31, 1997, neither Purchaser not ADM has:

         (a)      suffered any material adverse change in its business;

         (b) suffered any damage or destruction or loss that could reasonably be expected to or does materially and adversely affect the condition of Purchaser or ADM (financial or otherwise) or its respective assets, properties or prospects;

         (c) acquired or disposed of any assets or properties other than in the ordinary course of business; or

         (d) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions described herein or therein, or that could reasonably be expected to have, or has had, a material adverse effect on the condition of Purchaser or ADM (financial or otherwise) or on its respective assets, properties or prospects.

3.11 Litigation. Except as set forth on Schedule 3.11, no material legal or administrative or other adversary proceeding or investigation is currently pending against Purchaser or ADM and, to the best knowledge of Purchaser and ADM, none is threatened or contemplated by any governmental agency or other third party. Neither Purchaser nor ADM is subject to any continuing court or administrative order, writ, injunction or decree.


                                    ARTICLE 4
                               COVENANTS OF SELLER

4.1 Consents. Seller will use its reasonable commercial efforts to obtain the necessary written consents and approvals of the parties listed on
         Schedule 2.8 hereto to the transactions contemplated in this Agreement. Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser agreements by the holders of greater than fifty percent (50%) of Seller's outstanding common stock approving the transactions contemplated by this Agreement and agreeing to vote in favor of any shareholder resolution approving the transactions contemplated by this Agreement.

4.2 Ownership and Operation of the Assets. After the Closing Date Purchaser will have the sole control of the Assets set forth herein.

4.3 Exclusive Negotiations. Until the earlier of the Closing Date or the termination of this Agreement, and subject to the fiduciary duties of the directors of Seller, Seller agrees that none of Seller or any of the officers, directors, employees, investment bankers, attorneys, accountants or other agents of Seller will, directly or indirectly, solicit or accept from any person or entity any offer or expression of interest in, or with respect to an acquisition, combination, merger or similar transaction involving Seller with respect to the Assets. Upon receipt of any unsolicited bona fide offer or expression of interest in or with respect to any such transaction, Seller agrees to promptly inform Purchaser of the existence and terms of such offer or expression of interest.

4.4 Non-Compete. For a period of five (5) years from the Closing Date, (i) Seller, Arup Sen and David Saloff each agrees neither to manufacture and sell nor to assist a third party (other than Purchaser, ADM and their affiliates) to manufacture and sell a medical device that is substantially equivalent to SofPulse for the label indication in the Notification and (ii) Seller agrees to grant Purchaser the right of first refusal to manufacture and sell for the label indication in the Notification, any pulsed electromagnetic stimulation therapeutic device product developed by Seller to the extent that it is cleared for commercial marketing for the label indication in the Notification, provided that the foregoing shall not diminish any of the rights granted to Purchaser hereunder. During this five-year period, Seller agrees to keep Purchaser informed of research and development conducted by Seller on Seller's Patents and Seller's Technology and Know-how related to the label indication in the Notification and Purchaser agrees to keep confidential all such information until such time as Seller makes public disclosure of such new information. In the course of Seller's future research and development program during said five-year period, if Seller receives a premarket approval (PMA) from the FDA on a variant of SofPulse for a label indication other than as set forth in the Notification, then Seller agrees to first offer Purchaser the opportunity to negotiate the right to manufacture such a device to the extent that Seller, at the time of such PMA, has the right and desire to offer the manufacturing right to a third party.

4.5 Warranty Obligation. Between the Effective Date and the Closing Date, and in accordance with Purchaser's management and operation of the Business as set forth in Section 1.14, Purchaser shall be responsible for performing all repair work on the Devices, whether or not such Devices are within any applicable warranty period; provided, however, that Seller shall reimburse Purchaser for Purchaser's (i) out-of-pocket costs for materials in connection with such repair work to the extent such materials are not included within the Parts and (ii) Purchaser's actual labor costs excluding any allocation of overhead. After the Closing Date, Purchaser shall be responsible for performing all repair work on the Devices, whether or not such Devices are within any applicable warranty period; provided, however, that for the period commencing on the Effective Date and terminating on the earlier of (i) one year after the last Seller Device is sold or rented by Purchaser or (ii) eighteen (18) months after the Effective Date, Seller shall reimburse Purchaser for Purchaser's (i) out-of-pocket costs for materials in connection with such repair work to the Seller Devices to the extent such materials are not included within the Parts and (ii) Purchaser's actual labor costs in connection with such repair work to the Seller Devices excluding any allocation of overhead.

4.6 Sales and Use Tax. Seller shall be responsible for any sales or use tax payable in connection with the sale of the Assets hereunder; provided that Purchaser will reasonably assist Seller to minimize any such sales or use tax.

4.7 Insurance. Seller shall obtain and pay for a "tail" insurance policy insuring Seller and Purchaser against product liability claims with respect to the use of Devices prior to the Closing Date, which insurance policy will be substantially in the form of Exhibit 4.7.

4.8 Assistance. For a period of two (2) months following the Effective Date, Seller at no charge to Purchaser (other than for out-of-pocket expenses) shall cause David Saloff and Se Yong Oh (or such other qualified individual as Seller may designate if either of such individuals is unable to provide such assistance) to provide reasonable assistance (not exceeding in the case of either individual, on average 30 hours per week or 40 hours in any specific week) to Purchaser in connection with the operation of the Business.


                                    ARTICLE 5
                             COVENANTS OF PURCHASER

5.1 Consents. Purchaser and ADM each will use its reasonable commercial efforts to obtain the necessary written consents and approvals of the parties listed on Schedule 3.6 hereto to the transactions contemplated in this Agreement.

5.2 Exclusive Negotiations. Until the earlier of the Closing Date or the termination of this Agreement, and subject to the fiduciary duties of the directors of ADM, Purchaser and ADM each agrees that none of Purchaser or ADM or any of the officers, directors, employees, investment bankers, attorneys, accountants or other agents of Purchaser or ADM will, directly or indirectly, solicit or accept from any person or entity any offer or expression of interest in, or with respect to a similar transaction involving, Purchaser or ADM with respect to a product or a business that competes, directly or indirectly, with the commercial use of the Assets (limited to the label indications).

5.3 Operation of Business. Until the earlier of the Closing Date or the termination of this Agreement, Purchaser agrees to operate its business under its normal business practice and not enter into any transaction other than those listed on Schedule 5.3 hereto, that could reasonably be expected to have a material adverse effect on the condition of Purchaser (financial or otherwise) or on its assets, properties or prospects.

5.4 Conduct of Business. Purchaser agrees, for the twelve month period commencing on the Closing Date, to conduct the business of manufacturing and marketing of SofPulse in the ordinary course of business and not alter its reasonable business practice or take or omit to take any action that in any manner could reasonably be expected to adversely affect revenues from the manufacturing and marketing of SofPulse; provided, however, that this shall not prevent Purchaser from making such changes in the manner in which it manufactures and markets the SofPulse as it deems appropriate in the exercise of its reasonable business judgment, including, without limitation, pricing changes. ADM agrees that it and its affiliates shall assist Purchaser with the manufacturing and marketing of SofPulse, provided that such assistance is on arms' length terms and conditions. Purchaser acknowledges that Seller is relying on Purchaser's obligations under this Section 5.4 in setting the thresholds for exercise of the Warrant pursuant to Section 1.5.

5.5 Audit Rights. Purchaser agrees that Seller shall have the right to examine Purchaser's books and records for the purpose of determining whether, and to what extent, the Warrant is exercisable, and Purchaser agrees to make such books and records available for inspection and copying by Seller and its authorized representatives; provided, however, that (i) Seller and its representatives agree to keep such information confidential and to use such information solely for the purpose of determining whether and to what extent the Warrant is exercisable, (ii) all copying shall be at the sole cost and expense of Seller, and (iii) such inspection shall occur during Purchaser's normal business hours.

5.6 Insurance. Purchaser shall obtain and pay for an insurance policy insuring Seller and Purchaser against products liability claims with respect to the use of Devices from and after the Closing Date.


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement (other than the covenants and agreements of Seller that under the terms hereof are to be fulfilled prior to the Closing Date) shall be subject to the fulfillment, at or prior to the Closing of each of the following conditions in all material respects:

         (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser and ADM contained in this Agreement shall have been true and correct as of the date they were made or deemed to have been made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for such changes as are permitted or contemplated by this Agreement, and other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by Purchaser and ADM, as the case may be, on or before the Closing Date shall have been complied with. Seller shall have received a certificate from Purchaser and from ADM to such effect, dated as of the Closing Date and signed by the Chief Executive Officer of Purchaser or ADM, as the case may be.

         (b) No Proceeding or Litigation. No legal or regulatory action shall have been commenced or threatened by or before any court or any federal, state or local governmental authority (collectively, "Governmental Authority") against Seller, Purchaser or ADM seeking to restrain or adversely alter the transactions contemplated by this Agreement or which is likely to render it impossible or unlawful to consummate such transactions or which could reasonably be expected to have a material adverse effect on the condition of Purchaser or ADM (financial or otherwise) or on its respective assets, properties or prospects.

         (c) Consents and Approvals. Seller shall have received, each in form and content satisfactory to Seller, all authorizations, consents, orders and approvals listed on Schedule 2.8 which, in each case, shall not contain any material conditions or limitations that are reasonably unacceptable to Seller.

         (d) Legal Opinion. Seller shall have received the legal opinion of counsel to Purchaser and ADM in form and content satisfactory to counsel to Seller, Purchaser and ADM, each acting reasonably (the "Purchaser Legal Opinion").

         (e) Registration of Shares. The Registration Statement (as defined in Section 11.1) shall have been filed with the SEC pursuant to the Securities Act.

6.2 Conditions to Obligations of Purchaser and ADM. The obligations of Purchaser and ADM to consummate the transactions contemplated by this Agreement (other than the covenants and agreements of Purchaser and ADM that under the terms hereof are to be fulfilled prior to the Closing
         Date) shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions in all material respects:

         (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date as of which they were made or deemed to have been made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date except for such changes as are permitted or contemplated by this Agreement, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing Date shall have been complied with. Purchaser shall have received a certificate from Seller to such effect dated as of the Closing Date and signed by the Chief Executive Officer of Seller;

         (b) No Proceeding or Litigation. No legal or regulatory action shall have been commenced or threatened by or before any Governmental Authority against Seller, Purchaser or ADM seeking to restrain or adversely alter the transactions contemplated hereby or which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a material adverse effect on the Assets.

         (c) Consents and Approvals. Purchaser and ADM each shall have received, each in form and substance reasonably satisfactory to Purchaser or ADM, as the case may be, all authorizations, consents, orders and approvals listed on Schedule 3.6 which, in each case, shall not contain any material conditions or limitations that are reasonably unacceptable to Purchaser or ADM, as the case may be.

         (d) Legal Opinion. Purchaser and ADM shall have received the legal opinion of counsel to Seller in form and content satisfactory to counsel to Seller, Purchaser and ADM, each acting reasonably (the "Seller Legal Opinion").

         (e) Seller Shareholder Approval. Seller shall have obtained the approval of its shareholders to the transactions contemplated by this Agreement; provided that this shall not be a condition to Closing if Seller provides Purchaser and ADM with an opinion of counsel, reasonably acceptable to Purchaser, that such shareholder approval is not required.


                                    ARTICLE 7
                                 INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties contained in Article 2 and Article 3 shall expire on June 30, 1999, except that the provisions of Sections 2.2, 2.3 2.7, 2.19,
         2.21 and Sections 3.2, 3.3 and 3.8 shall survive the Closing forever.

7.2      Indemnification of Seller.

         (a) Subject to the terms and conditions of this Article 7, Purchaser hereby agrees to indemnify, defend and hold each of Seller and its officers, directors, agents, attorneys and affiliates harmless from and against all losses, obligations, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by Seller or such identified persons by reason of or resulting from (i) a representation or warranty made by Purchaser or ADM in Article 3 being incorrect or untrue or (ii) a breach by Purchaser of any covenant contained herein or in any of the agreements executed pursuant hereto or (iii) any failure by Purchaser to pay, perform or otherwise discharge any of the Assumed Liabilities.

         (b) Subject to the terms and conditions of this Article 7, ADM hereby agrees to indemnify, defend and hold each of Seller and its officers, directors, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by Seller or such identified persons by reason of or resulting from (i) a representation or warranty made by ADM in
                  Article 3 being incorrect or untrue or (ii) a breach by ADM of any covenant made by ADM contained herein or in any of the agreements executed pursuant hereto.

         (c) Seller agrees to cooperate with Purchaser and ADM in the event of any settlement negotiated by Purchaser or ADM with regard to the indemnification provided herein. In no event shall the total amount payable pursuant to this Section 7.2(c) with respect to the incorrectness of a representation or warranty exceed the Purchase Price or with respect to a breach of a covenant or agreement exceed the sum of the Purchase Price plus the net profit earned by Purchaser with respect to the operation of the Assets (including all rights granted to Purchaser hereunder).

7.3 Indemnification of Purchaser and ADM. Subject to the terms and conditions of this Article 7, Seller hereby agrees to indemnify, defend and hold Purchaser and ADM and their officers, directors, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by Purchaser, ADM or such indemnified persons by reason of or resulting from:

         (a) a representation or warranty contained in Article 2 being incorrect or untrue or a breach by Seller of any covenant contained herein or in any agreement executed pursuant hereto or any failure by Seller to pay, perform or discharge any of the Retained Liabilities; or

         (b) the APS, O'Connell, and 1993 and 1994 Diapulse litigations as disclosed in Seller's annual report for the fiscal year ended December 31, 1997 filed with the SEC on Form 10-K; or

         (c)      the subject matter or content of the FDA Letters.

         Purchaser and ADM agree to cooperate with Seller in the event of any settlement negotiated by Seller with regard to the indemnification provided herein. In no event shall the total amount payable pursuant to this Section 7.3 exceed the Purchase Price.

7.4      Assertion and Resolution of Indemnification Claim.
         (a) Any permitted indemnitee under Sections 7.2 and 7.3 (an "Indemnified Party") shall give notice to the person responsible for indemnification (an "Indemnifying Party") of any claim as to which indemnification may be sought as soon as possible after the Indemnified Party has actual knowledge thereof and the amount thereof, if known; provided, however, that in the case of a claim based upon a representation or warranty being incorrect or untrue notice of such claim must be given to the Indemnifying Party before the expiration of such representation or warranty pursuant to Section 7.1. The Indemnified Party shall supply to the Indemnifying Party any other information in the possession of the Indemnified Party regarding such claim, and will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and provided further that the failure by the Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is damaged as a result of the failure to give notice and except that any claim not made within the time period set forth in the proviso to the first sentence of this Section 7.4(a) shall be forever barred. If the Indemnifying Party has assumed the defense of a third party claim, the Indemnifying Party shall not be entitled to settle such third party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, provided that such consent shall not be required if such settlement involves only the payment of money and the claimant provides to the Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, a release from all liability in respect of such third party claim.

          (b) The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter as above provided, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion for the account or benefit of the Indemnified Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the records of each party shall be available to the other with respect to such defense.

7.5 Indemnification of Negligence of Indemnitee. The indemnification provided in this Article 7 shall be applicable whether or not negligence of the indemnified party is alleged or proven.

                                    ARTICLE 8
                                   TERMINATION

8.1 Termination by Seller. Seller shall have the right to terminate this Agreement if (i) the conditions in Section 6.1 have not been satisfied or waived by Seller on or before September 30, 1998 or (ii) the form and content of the Seller Legal Opinion and the Purchaser Legal Opinion have not been agreed upon on or before June 5, 1998.

8.2 Termination by Purchaser. Purchaser shall have the right to terminate this Agreement if (i) the conditions in Section 6.2 have not been satisfied or waived by Purchaser on or before September 30, 1998 or
         (ii) the form and content of the Seller Legal Opinion and the Purchaser Legal Opinion have not been agreed upon on or before June 5, 1998.

8.3 Termination by Agreement of Seller and Purchaser. Seller and Purchaser may terminate this Agreement at any time by their mutual consent.

8.4 Damages. If this Agreement is terminated pursuant to Article 8, the parties shall retain any rights they may have against each other for any breach of any of the terms and conditions of this Agreement.

                                    ARTICLE 9
                                GUARANTEE BY ADM

ADM hereby irrevocably and unconditionally guarantees the timely performance by Purchaser of all of Purchaser's obligations pursuant to Section 1.5(a)(ii) and the penultimate sentence of Section 1.14, subject to the provisions of the last sentence of Section 1.14.


                                   ARTICLE 10
                                  MISCELLANEOUS

10.1 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.2 Entire Agreement. This Agreement and the schedules and exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

10.4 Notices. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram, facsimile, or telex, addressed as follows:

         (a) If to Seller:                       (b) If to Purchaser or ADM:

         Electropharmacology, Inc.               ADM Tronics Unlimited, Inc.
         2301 NW 33rd Court, Suite 102           224-S Pegasus Avenue
         Pompano Beach, FL 33069                 Northvale, NJ 07647
         Attn:  Arup Sen                         Attn:  Andre DiMino
         Facsimile:  (954) 975-4021              Facsimile: (201) 784-0620

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee, with the return receipt, the delivery receipt, the affidavit of messenger, or (with respect to a telecopy or telex) the answerback or confirmation of receipt being deemed conclusive evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

10.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.6 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of New Jersey and exclusive venue shall lie in the state and federal courts in the State of Jersey.

10.8 Amendment, Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

10.9 Legal Representation. All of the parties to this Agreement acknowledge that they have been advised that they should seek and have had the opportunity to seek counsel to review this Agreement and to obtain the advice of such counsel relating thereto.

10.10 Assignment. Neither this Agreement nor any right created hereby shall be assignable by either party hereto without the consent of the other party, which consent shall not be unreasonably withheld, provided that this shall not prevent Seller or JDRP from selling any ADM Stock in accordance with the terms and conditions of this Agreement.

10.11 Confidentiality. Each party shall maintain the confidentiality of, and not divulge or disclose to any other person, the existence of or any terms and conditions of this Agreement or any of the financial or other information provided to it by the other party to this Agreement.

10.12 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

10.13 Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural; the plural number shall include the singular; and words denoting gender shall include the masculine, feminine, and neuter.

10.14 Public Announcements. Except to the extent that Seller or Purchaser believes on the advice of counsel that public disclosure is required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties. The parties shall cooperate as to the time and contents of any such press release or public announcement, but if they are unable to reach an agreement as to the time and contents of such press release or public announcement, each shall be free to make such press release or public announcement as it deems necessary.


                                   ARTICLE 11
                               REGISTRATION RIGHTS

11.1     Registration Rights.

         (a) As soon as practicable following the Effective Date and as expeditiously as possible, ADM shall prepare a registration statement to effect a registration under the Securities Act of the Shares by means of a "shelf" registration statement pursuant to Rule 415 under the Securities Act (as well as necessary amendments or supplements thereto) (a "Registration Statement"). As soon as possible following the Closing Date, ADM shall file with the SEC the Registration Statement and use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

         (b) As soon as practicable following the date the condition to the issuance of the Warrant Shares has been satisfied and as expeditiously as possible, ADM shall prepare and file a registration statement to effect a registration under the Securities Act of the Warrant Shares by means of a "shelf" registration statement pursuant to Rule 415 under the Securities Act (as well as necessary amendments or supplements thereto) (a "Registration Statement"). ADM shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.


11.2 Registration Procedures. In connection with such registration under either Section 11.1(a) or 11.1(b), ADM shall:

         (a) prepare and file with the SEC the Registration Statement, and use its best efforts to cause such Registration Statement to become and remain effective until the earlier of (i) the date on which all Shares or Warrant Shares, as applicable, included in the Registration Statement have been sold or (ii) two years after the effective date of such Registration Statement;

         (b) prepare and file with the SEC such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective and current until the earlier of (i) the date on which all Shares or Warrant Shares, as applicable, have been sold or (ii) two years from the effective date of such Registration Statement;

         (c) furnish to Seller and JDRP and to the underwriters, if any, of the securities being registered such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

         (d) use its best efforts to register or qualify the securities covered by such Registration Statement under the state securities or blue sky laws of not more than five jurisdictions as Seller or JDRP may reasonably request in writing within five days following the mailing, by first class mail, of a notice of the original filing of such Registration Statement, such notice to be mailed within five business days of such filing, except that ADM shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

         (e) notify Seller and JDRP, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

         (f) notify Seller and JDRP promptly of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or for additional information and promptly deliver to Seller and JDRP copies of any comments received from the SEC;

         (g) prepare and file with the SEC, promptly upon the request of Seller or JDRP, any amendments or supplements to such Registration Statement or prospectus which, in the opinion of counsel for Seller or JDRP (and concurred in by counsel for ADM), is required under the Act or the rules and regulations thereunder in connection with the distribution of ADM Stock by Seller or JDRP;

         (h) promptly prepare and file with the SEC and promptly notify Seller and JDRP of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

         (i) advise Seller and JDRP, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

         (j) upon the effectiveness of such Registration Statement, the Shares or Warrant Shares, as applicable, included in the Registration Statement shall be listed on the Nasdaq National Market or the Nasdaq Small Cap Market if other shares of outstanding ADM Stock are so listed and on each national securities exchange on which other shares of outstanding ADM Stock are then listed.

11.3 Agreements of Seller and JDRP. Seller and JDRP each hereby agrees to provide ADM, or its agents or designees, with all information reasonably requested in connection with the registration under the Act or any applicable state securities law of the Shares or Warrant Shares, as applicable.

11.4     Expenses.

         (a) With respect to the registration pursuant to Section 11.1 hereof, all fees, costs and expenses of and incidental to such registration and public offering (as specified in paragraph
                  (b) below) in connection therewith shall be borne by Seller; provided that the Purchaser shall bear any such fees, costs and expenses in excess of $15,000 in the case of the registration of the Shares and $7,500 in the case of the registration of the Warrant Shares.

         (b) The fees, costs and expenses of registration to be borne by Seller (up to $15,000 or $7,500, as applicable) or ADM (in excess of $15,000 or $7,500, as applicable) as provided in paragraph (a) above shall include, without limitation, all registration, filing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants of ADM and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified; provided that if Seller or JDRP want to comply with the blue sky laws of any jurisdiction other than Texas or New York, the filing fees with respect to such jurisdictions shall be paid by Seller or JDRP, as applicable. Fees and disbursements of counsel and accountants for Seller and any other expenses incurred by Seller not expressly included above shall be borne by Seller. Fees and disbursements of counsel and accountants for JDRP and any other expenses incurred by JDRP not expressly included above shall be borne by JDRP.

11.5     Indemnification.

         (a) ADM will indemnify and hold harmless each of Seller and each of its directors and officers, and JDRP and each of its partners and employees and any underwriter (as defined in the Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Act, from and against, and will reimburse Seller and JDRP and each such underwriter and controlling person with respect to, any and all loss, damage, liability, reasonable cost and expense to which such holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, reasonable costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that ADM will not be liable in any such case to the extent that any such loss, damage, liability, reasonable cost or expenses arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof or (ii) the failure to deliver a current prospectus.

         (b) Each of Seller and JDRP will indemnify and hold harmless ADM, its directors and officers, any controlling person and any underwriter from and against, and will reimburse ADM, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which ADM or any controlling person and/or any underwriter may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, reasonable costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of Seller or JDRP, as applicable, specifically for use in the preparation thereof. Notwithstanding anything herein to the contrary, the indemnification obligation of JDRP shall be limited to the assets of JDRP and none of the partners or employees of JDRP shall have any personal liability in connection therewith.

         (c) If the indemnification provided for in subsection (a) and (b) of this Section 11.5 is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party referred to in subsections (a) and (b) of this Section 11.5 in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which result in losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omissions. The parties agree that it would not be just and equitable if contributions pursuant to this clause were to be determined by pro rata --- ---- allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this subsection (c). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expense reasonably incurred by such indemnified party in connection with investigating or defending any loss, claim, damage, liability or proceeding which is the subject of this clause. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything herein to the contrary, no person who sold ADM Stock shall have to indemnify or otherwise contribute an amount to any other party in excess of the total proceeds received by such person from the sale of Shares or Warrant Shares, as applicable.

         (d) Promptly after receipt by an indemnified party pursuant to the provisions of subsection (a) or (b) of this Section 11.5 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said subsection (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder or any liability hereunder except to the extent it is damaged by such omission to so notify. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said subsection (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ELECTROPHARMACOLOGY, INC.:                   ADM TRONICS UNLIMITED, INC.


By:      s/  Arup Sen                        By:      s/  Andre Di Mino
         --------------------                         -------------------------
Its:     Chairman & CEO                      Its:     Executive Vice President
         --------------------                         -------------------------
Date:    May 27, 1998                        Date:    May 27, 1998
         ------------                                 ------------


                                             AA NORTHVALE MEDICAL ASSOCIATES,
                                             INC.


                                             By:      s/  Andre Di Mino
                                                      -------------------------
                                             Its:     President
                                                      -------------------------
                                             Date:    May 27, 1998
                                                      ------------

                                  INTERVENTION

Each of Arup Sen and David Saloff intervene in this Agreement solely for the purpose of agreeing to be bound by the terms and conditions of Section 4.4, to the extent the same is applicable to him.



s/  Arup Sen                                          s/  David Saloff
-----------------------                               -------------------------
Arup Sen                                              David Saloff

Jones, Day, Reavis & Pogue intervenes in this Agreement solely for the purposes of making the representations and warranties set forth in Article 2A and agreeing to be bound by the terms and conditions of Section 1.6 and Article 11, in each case, to the extent the same is applicable to it.

Jones, Day, Reavis & Pogue



By:     s/  Stephen L. Fluckiger
        ------------------------